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                                    EXHIBIT 5



                                                              September 19, 1996

Seneca Foods Corporation
1162 Pittsford-Victor Road
Pittsford, New York  14534


Ladies and Gentlemen:

                  Re:  Registration  Statement on Form S-8 under the  Securities
              Act of 1933, covering the registration of 250,000 shares of Class A Common Stock issued or reserved for issuance under the Seneca Foods Corporation Employees' Savings Plan (the "Plan") -- opinion regarding legality


                  As  your  counsel  we  have  examined  the  above   referenced
Registration Statement and we are familiar with the documents referred to therein, as well as your Certificate of Incorporation, as amended, Bylaws and other relevant documents, and we have made such investigation with respect to your corporate affairs as we have deemed necessary in order for us to render the opinion herein set forth.

                  We have examined the proceedings heretofore taken and we are informed as to the procedures proposed to be followed by Seneca Foods Corporation in connection with the authorization, issuance and sale of the above described shares of Class A Common Stock (the "Class A Shares"). In our opinion the Class A Shares to be issued by Seneca Foods Corporation under and in accordance with the Plan will be, when issued and paid for pursuant to the Plan and the Registration Statement and the Exhibits thereto, legally issued, fully paid and nonassessable.

                  We consent to the filing of this opinion letter as an exhibit to the Registration Statement.

                                                   Very truly yours,

                                                   JAECKLE, FLEISCHMANN & MUGEL